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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:          October 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Feinberg              Larry                N. and
   Oracle Investment Management, Inc.
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   (Last)               (First)              (Middle)

   200 Greenwich Avenue
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                        (Street)

   Greenwich             CT                   06830
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/year)


   November 1, 2001
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol


   Langer, Inc. (GAIT)
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5. Relationship of Reporting Person to Issuer
   (check all applicable)

   [ ] Director
   [x] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [x] Form filed by More than One Reporting Person

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
                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instruction 4)        Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one person, See Instruction 5(b)(v).

                                                                          (Over)
                                                     SEC 1473 (7/96)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
4% Convertible                                   common stock par value
Subordinated Notes         (1)        8/31/06        $.02 per share       666,666       $6.00           (I)           (2)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1)  Presently exercisable
(2) The convertible notes to which this report relates are held directly by Oracle Partners, L.P. ($2,000,000 in principal amount convertible into 333,333 shares), Oracle Institutional Partners, L.P. ($500,000 in principal amount convertible into 83,333 shares) and SAM Oracle Investments, Ltd. ($1,500,000 in principal amount convertible into 250,000 shares). Oracle Investment Management, Inc. is the investment manager of each of the aforementioned entities. Mr. Feinberg is the sole shareholder and president of Oracle Investment Management, Inc. and the senior managing member of the general partner of Oracle Partners, L.P. and Oracle Institutional Partners, L.P. In accordance with Instruction 5(b)(iv), the entire interest of Oracle Partners, Oracle Institutional and Oracle Investment Management, Inc. is reported herein. This filing shall not be deemed an admission that either of the reporting persons is, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.



              /s/ Larry N. Feinberg                        November 12, 2001
              (individually and on behalf of               -----------------
              Oracle Investment Management, Inc.)                 Date
              ----------------------------------
              **Signature of Reporting Person

*  If the Form is filed by more than one reporting person, See Instruction
   5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

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